Exhibit 10.20

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

COMMERCIAL FILL/FINISH SERVICES AGREEMENT

This COMMERCIAL FILL/FINISH SERVICES AGREEMENT (the “Agreement”) is entered into as of the 19th day of December, 2014 (“Effective Date”) by and between AVEDRO, Inc. (“Clients”), and AJINOMOTO ALTHEA, INC., a Delaware corporation, with a place of business located at 11040 Roselle Street, San Diego, CA 92121 (“Althea”);

WHEREAS Client has Bulk Compound (capitalized terms are defined below) for filling and/or finishing;

WHEREAS Althea has the expertise and the fill/finish facility suitable for the Production of Client Product; and

WHEREAS, Client wishes to have Althea perform such services, and Althea wishes to perform such services for Client.

NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the parties hereto agree as follows:

1. DEFINITIONS.

1.1 “Affiliate” of a party hereto shall mean any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least 50% of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

1.2 “Althea SOPs” shall mean Althea’s Standard Operating Procedures, which will be customized on a product specific basis, as necessary, for manufacture of Client Product. Client will review and approve each product specific SOP prior to production of Client Product and any subsequent revisions to these product-specific SOPs.

1.3 “Batch” shall mean a specific quantity of Client Product mutually agreed upon between Client and Althea, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of manufacture.

1.4 “Bulk Compound” shall mean the bulk drug or active pharmaceutical ingredient of Client Product, in bulk form, supplied by Client.

1.5 “cGMP” shall mean current Good Manufacturing Practices as defined in the FDA rules and regulations, 21 CFR Parts 210-211.

1.6 “Cancellation Fees” shall mean the cancellation fees payable by Client under section 3.4.

1.7 “Certificate of Analysis” shall mean a certificate of analysis that certifies that a Batch meets the release Specifications.

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1.8 “Client Product” shall mean the pharmaceutical product(s) to be Produced by Althea in finished dosage form under this Agreement as identified on Appendix B hereto, which Appendix may be updated by mutual agreement of the parties from time to time during the Term..

1.9 “Components” shall mean all components used by Althea in Production of Client Product under this Agreement. Components shall be listed in the SOW, and are identified as Components supplied by Client or its vendors, including any Bulk Compound (“Client Supplied Components”) and Components supplied by Althea or its vendors (“Althea Supplied Components”).

1.10 “Confidential Information” shall have the meaning set forth in Section 9.1.

1.11 “Facility” shall mean Althea’s facility located at 11040 Roselle Street, San Diego, CA 92121.

1.12 “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

1.13 “Invention” shall mean any creative work, invention, innovation, improvement, development, discovery, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained, and whether or not patentable or copyrightable.

1.14 “Intellectual Property” shall mean all rights, privileges and priorities provided under applicable international, national, federal, state or local law, rule, regulation, statute, ordinance, order, judgment, decree, permit, franchise, license, or other government restriction or requirement of any kind relating to intellectual property, whether registered or unregistered, in any country, including without limitation: (a) all (i) patents and patent applications (including any patent that in the future may issue in connection therewith and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, supplementary protection certificates, renewals or reissues thereto or thereof), (ii) copyrights and copyrightable works, including reports, software, databases and related items, and (iii) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (b) all registrations, applications, recordings, rights of enforcement, rights of recovery based on past infringement and any and all claims of action related thereto and licenses or other similar agreements related to the foregoing.

1.15 “Labeling” shall mean all labels and other written, printed, or graphic matter upon: (i) Client Product or any container, carton, or wrapper utilized with Client Product or (ii) any written material accompanying Client Product.

1.16 “Master Batch Record” or “MBR” shall mean the formal set of written instructions for Production of Client Product, approved in writing by both parties. The MBR shall be developed and maintained in Althea’s standard format by Althea, using Client’s master formula and technical support.

1.17 “Production” or “Produce” shall mean all steps and activities necessary to produce Client Product to be performed by Althea as set forth in the SOW, including, without limitation and as applicable, the filling, packaging, inspection, Labeling, testing, quality control and release.

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1.18 “Purchase Price” shall mean the amount(s) to be paid by Client as specified in the SOW, subject to adjustment from time to time in accordance with section 2.11.

1.19 “Quality Agreement” shall mean a written, mutually executed agreement between Althea and Client that defines the quality roles and responsibilities of each party in connection with Production of Client Product.

1.20 “Regulatory Authority” shall mean any agency or authority responsible for regulation of Client Product in the United States or any foreign regulatory jurisdiction provided that Althea shall have no obligation to Produce Client Product in compliance with the requirements of any non-U.S. Regulatory Authority, except as expressly specified in the SOW

1.21 “Released Executed Batch Record” shall mean the completed batch record and associated deviation reports, investigation reports, and Certificates of Analysis created for each Batch of Client Product, in the standard form used by Althea.

1.22 “Specifications” shall mean the applicable specifications for Client Product or Components, as applicable, set forth in the SOW and the MBR.

1.23 “Statement of Work” or “SOW” shall mean a written proposal or similar document, when manually signed by both parties and made a part of this Agreement as Appendix A, which sets forth the particulars of Production and all other services to be provided under this Agreement, including without limitation, all Specifications, Components, the Purchase Price, any timelines, milestones, payment schedules, technology transfer plans, and validation protocols. Any change to an SOW shall require a written change order manually signed by both parties in accordance with sections 8.1 and 15.2.

1.24 “Term” shall have the meaning provided in Section 3.1.

1.25 “Territory” means the United States of America and any other county that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

2. VALIDATION AND PRODUCTION.

2.1 Validation. Althea shall validate equipment (as applicable) and the Production process according to the validation protocol(s) approved by both parties in advance. Such validation protocol(s) and timeline shall be included in the SOW. Client shall pay Althea for validation services as set forth in the SOW.

2.2 Documentation: The Master Batch Record shall be reviewed and approved by Althea and by Client in writing prior to commencement of Production. Any material change to an approved Master Batch Record shall be reviewed and approved in a signed writing by Althea and by Client prior to said change being implemented. Each Batch of Client Product shall be Produced by using a copy of the Master Batch Record. Each copy of the Master Batch Record for such Batch of Client Product shall be assigned a unique Batch number. Deviation(s) from the Master Batch Record must be documented as required by cGMP in the Released Executed Batch Record for that Batch. Althea shall provide Client with the Released Executed Batch Record in a form reasonably suitable for Client’s submission to the FDA. The parties shall execute the Quality Agreement simultaneously with the execution of this Agreement or at a later time if set forth in the SOW, provided that such Quality Agreement shall be executed prior to commencement of Production.

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2.3 Supply and Purchase of Product: During the Term and subject to each party’s compliance with the terms of this Agreement Client will purchase from Althea, and Althea will Produce Client Product for the price, quantities and on the other terms and conditions set forth in the Firm Commitment and the SOW.

2.4 Production, Forecasts & Orders: Althea shall commence Production of Client Product in accordance with and pursuant to the timeline set forth in the SOW. Within [***] of the execution and delivery of this Agreement, Client shall provide a [***] forecast of the quantities of Client Product that Client intends to order from Althea in each month (the “Forecast”) beginning with the date scheduled for commencement of Production. At the start of every [***], Client shall furnish to Althea a written [***] rolling forecast of the quantities of Product that Client intends to order from Althea during such period (“Rolling Forecast”). Such forecasts shall be non-binding, provided however that if during any [***]. The [***] of such Rolling Forecast in respect of the Product shall constitute a binding commitment for the quantities of such Product specified therein (“Firm Commitment”) and the remaining period of the Rolling Forecast shall be non-binding, good faith estimates for information purposes only, provided that (a) the initial non-binding Forecast for any period shall subject to acceptance of same by Althea and (b) Client shall not vary a subsequent Forecast for any [***] from the initial Forecast (increase or decrease) for [***] without Althea’s written consent. Althea shall have available manufacturing capacity to supply Client with quantities of Product up to [***] of the first submitted Firm Commitment.

(a) On or about the [***] during the Term, Client shall submit purchase orders which specify, at a minimum, the actual number of Batches to be Produced, the number of units in each Batch and the requested delivery date for each Batch. Such purchase orders shall be submitted at least [***] prior to the first delivery date specified in the order, and shall become binding upon acceptance by Althea, provided that Althea may not reject any order other than as provided by the terms of this Agreement, including, in the event Client is not in material compliance with any of its material payment obligations as contemplated by Section 2.12, and provided that the order is consistent with the most recent accepted Forecast, including the Firm Commitment. Production for which any change order, Purchase Order or prepayment is not received or completed with at least the prescribed lead time, if agreed to by both parties, may incur an expediting fee of [***].

(b) In the event purchase orders do not provide a continuity of Production, Althea may require additional validation batches before further Production, at the validation services rates set forth in the SOW.

(c) For clarity, the Firm Commitment is subject to section 7.1.

2.5 Delays: Althea shall promptly notify Client in writing if it believes that there are likely to be substantial changes in the work schedule contained in the SOW or the delivery date(s) in any purchase order. Such notice shall include the reasons for such changes in the schedule and the proposed new schedule for the incomplete portion of the work described in the SOW or the purchase order. Subject to the provisions regarding Force Majeure below, the party responsible for delays in Production shall be determined as follows:

(a) Client is responsible for delays to the extent due to delays or lack of delivery of reviews, approvals, critical information, documents, (pre)payments or other items to be supplied by Client as set forth in the SOW.

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(b) Client is responsible for delays to the extent caused by delivery delays, variation from Specifications or variable performance of Bulk Compound or other Client-Supplied Components as set forth in the SOW.

(c) Client is responsible for delays to the extent due to its instructions or failure to follow the MBR or terms of this Agreement..

(d) Althea is responsible for delays to the extent due to its failure to properly maintain its Facility or systems; failure to provide sufficient capacity required by a proper Forecast; Althea’s scheduling errors vis a vis a proper Forecast; or failure to provide sufficient personnel or staffing for capacity required as above; Althea’s failure to follow the MBR, SOPs or other written and agreed processes for procurement, or release of Althea- Supplied Components; operational failures such as, but not limited to cleaning, to the extent caused by Althea’s failure to follow the MBR or SOPs.

(e) Althea is responsible for delays to the extent due to its failure to follow the Master Batch Record or the terms of this Agreement.

Without limiting the foregoing of this Section 2.5, the extent of a party’s responsibility shall take into consideration the duration of the delay and the quantity of Client Product affected. The parties shall attempt to agree on resolution of such delay via good faith negotiations, subject to Section 15.8.

2.6 Vendor and Supplier Audit and Certification: Client shall certify and audit all vendors and suppliers of Client-Supplied Components, supply Althea with documentation of such audit results and certifications as Althea may reasonably request and, by signing the applicable SOW(s), shall be deemed to have approved Althea’s selection of vendors and suppliers of Althea Supplied Components.

2.7 Delivery Terms: Althea shall ship all Client Product to Client or to Client’s designated consignee in accordance with Client instructions received under section 2.10(b). All shipments shall be shipped [***] Althea’s Facility, by a common carrier mutually agreed, at Client’s expense. Title and risk of loss shall pass to Client as stated in section 2.10(b). Client shall procure, at its cost, insurance covering damage or loss of Client Product and Client Supplied Components during all times for which it has risk of loss. All shipping instructions of Client shall be accompanied by the name and address of the recipient and the shipping date.

2.8 Exporter of Record: Client shall be the exporter of record for any Client Product shipped out of the United States, as Client remains the owner of the Client Product. Client warrants that all shipments of Client Product exported from the United States will be made in compliance with all applicable United States export laws and regulations and all applicable import laws and regulations into the country of deportation. Client shall be responsible for obtaining and paying for any licenses, clearances or other governmental authorization(s) necessary for the exportation from the United States. Client shall select and pay the freight forwarder who shall solely be Client’s agent. Client and its freight forwarder shall be solely responsible for preparing and filing the shipper’s export declaration and any other documentation required for the export.

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2.9 Material Safety Data Sheet (MSDS); Acceptable Materials: Client shall provide Althea a material safety data sheet for Bulk Compound or other Client-Supplied Components and Client Product and Althea shall conform to established safety practices and procedures set forth therein and shall store and handle Bulk Compound and Client Product as required by the MBR and all applicable laws and regulations. Althea is under no obligation to produce, nor shall Client ship or cause to be shipped to Althea without specific prior written approval, any materials which: (a) contain [***] or (b) have an Occupational Exposure Limit of less than [***]. Althea understands and agrees that the Bulk Compound may have unpredictable and unknown biological and/or chemical properties and should be used with caution and are not to be used for testing in or treatment of humans. Althea shall immediately notify Client of any unusual health or environmental occurrence of which it has knowledge relating to Client Product, including, but not limited to any claim or complaint by any employee of Althea or any of its Affiliates or third party contractors. Althea agrees to advise Client immediately of any safety or toxicity problems of which it becomes aware regarding the Client Product. Client shall ensure such MSDSs are promptly updated as needed.

2.10 Deposits and Payment for Production; Rejected Material; Storage:

(a) Unless otherwise stated therein, within 5 working days of receipt of an invoice following execution of any SOW, Client shall pay to Althea prepayment amount set forth in such SOW. Unless otherwise stated therein, within [***] of execution of any SOW, Client shall pay to Althea prepayment amount set forth in such SOW. No Production, timeline, facility availability or milestone dates shall be firm until confirmed by Althea at or immediately prior to the time such prepayment is received, and any delay in receipt of the prepayment may delay Production and timelines. Amounts due for Batches of Client Product hereunder will be invoiced upon Althea’s release thereof. Client shall pay all invoices by wire in accordance with the instructions below within [***] of the invoice date. No tax or other withholding shall be made from payments due hereunder. Any payment due under this Agreement not received within the times noted above shall bear interest at the lesser of (a) the maximum rate permitted by law, and (b) [***] on the outstanding balance [***].

Althea’s wire instructions are as follows:

Beneficiary: Ajinomoto Althea, Inc.

11040 Roselle Street

San Diego CA 92121

[***]

(b) Within [***] of Client’s receipt of Althea’s release documentation under section 5.1, Client shall notify Althea as to whether to return, retain or dispose of remaining Client Supplied Components, and shall provide shipping instructions for Client Product. Title and risk of loss for Client Product shall pass to Client on the earlier of (i) expiration of such [***] period, (ii) release by Client or (iii) shipment of such materials to Client or its designee. If Client does not provide for the shipping of Client Product or the return, retention or disposition of remaining Client Supplied Components within such [***] period, then Althea will begin assessing a storage fee for all such materials at the price set forth in the SOW, or, if none, at Althea’s then current standard rates. Storage fees may also be assessed, beginning [***] after cessation or interruption of Production, for retained Client Supplied Components and Client equipment. Storage may be at Althea’s or its qualified subcontractors’ storage facilities. If Althea is storing any of the foregoing items for Client, Althea may destroy such items at Client’s expense, upon [***] notice of intent to destroy and opportunity to take delivery prior to the scheduled shipment for destruction.

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(c) The parties agree that the default handling of rejected Client Product or tailings, including, without limitation, Rejected Products (“Rejects”) shall be destruction at Client’s expense, unless the rejection is due to a non-conformity giving rise to Client’s remedies under section 5.2, in which case such destruction shall be at Althea’s expense. No storage of Rejects by Althea shall be required unless by mutual written agreement of the parties prior to the start of Production. Client shall notify Althea in writing in advance of Production of any disposition instructions for Rejects, including any labeling and special conditions, which shall be binding if agreed by Althea and incorporated into the Master Batch Record. Such instructions shall comply with cGMP and any other applicable laws and regulations. Client warrants that Rejects that are not destroyed per its instructions shall only be used in accordance with applicable law and regulations. Absent timely disposition instructions as set forth above, Althea shall dispose of Rejects in accordance with Althea’s SOPs and applicable law.

2.11 Purchase Price and Price Adjustments: The Purchase Price is firm from the Effective Date until December 31, 2015. Beginning each January 1st thereafter during the Term of this Agreement, Althea shall have the right to adjust the Purchase Price once annually for processing, and other costs. For processing costs, Althea Purchase Price increases may not exceed [***]. Althea shall provide at least [***] prior written notice to Client of any increase. Althea shall use commercially reasonable efforts to implement a price reduction program that targets the reduction of the cost of manufacturing of the Client Product, including, without limitation, reduction in the cost of Althea-Supplied Components, and shall share the resulting cost savings with Client by means of appropriate price reductions as mutually agreed by amendment to the SOW. Notwithstanding the foregoing, prices for raw materials shall reflect, on a pass-through basis, changes at any time caused by increases or decreases in cost of such raw materials, without regard to any price restrictions stated herein. Althea will provide documentation for all raw material cost increases or decreases.

2.12 Default in Payment Obligations: In addition to all other remedies available to Althea in the event of a Client default for payment, if Client fails to timely make payments (unless they are the subject of a good faith dispute lasting not more than [***]) as required hereunder, any prepayments or other amounts owed to or held for Client hereunder shall be automatically applied to invoices more than [***] past due and Althea may refuse to accept future Purchase Orders or to Produce or deliver any Client Product until Client’s account is paid in full, and/or the foregoing terms of payment are modified by mutual written agreement of the parties. Althea shall not be required to return any Client equipment or other property until Client has paid all outstanding invoices (not including invoices that are subject to a good faith dispute during the [***] described above).

2.13 Returns: This Agreement does not include any third-party returns processing by Althea.

2.14 Subcontractors. Althea shall not subcontract or otherwise delegate any of its obligations under this Agreement if Client reasonably objects to such subcontractor after notice provided under this paragraph, except that Althea may use independent contractors in the ordinary course of business. In the event Althea appoints a sub-contractor to perform obligations hereunder in accordance with this Section 2.14, Althea shall remain responsible to Client for (a) the proper performance of its obligations under the Agreement, and (b) all of its subcontractors’ activities and any and all failures by its subcontractors to comply with the terms of this Agreement. Althea shall notify Client following the appointment of any such subcontractor within [***] of such appointment.

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3. TERM AND TERMINATION.

3.1 Term: This Agreement shall commence on the Effective Date and will continue until for [***] unless sooner terminated pursuant to Section 3.2 herein (the “Term”) and shall automatically renew thereafter for successive periods of [***].

3.2 Termination: This Agreement may be terminated at any time upon the occurrence of any of the following events:

(a) Termination for Breach: Either party may terminate this Agreement upon the material breach (which shall include any breach of payment terms) of any provision of this Agreement by the other party if such breach is not cured by the breaching party within [***] (or such additional time reasonably necessary to cure such breach as agreed by the parties in writing provided the breaching party has commenced a cure within the [***] period and is diligently pursuing completion of such cure) after receipt by the breaching party of written notice of such breach.

(b) Termination for Financial Matters: This Agreement may be terminated immediately by either party by giving the other party written notice thereof in the event such other party becomes insolvent, generally fails to pay its debts as they fall due, makes a general assignment for the benefit of its creditors, or proceedings are commenced in any court by or against such party seeking (a) such party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such party’s property, or (c) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt.

(c) Termination for Change of Control. This Agreement may be terminated by Client upon [***] prior written notice to Althea in the event that Client or Althea undergoes a transfer or sale of all or substantially all of the business of such party to which this Agreement relates whether by merger, sale of stock, sale of assets or otherwise, and whether voluntary or involuntary, and by operation of law or otherwise, subject to amounts due under section 2.4, if any, with respect to the minimum purchase requirements in a calendar year.

(d) Termination for Convenience: Either party shall have the right to terminate this Agreement, without cause, with [***] written notice. In the event Althea terminates, Althea shall accept a non-cancellable Purchase Order for up to [***] of Client Product to be produced, provided it is consistent with the most recent accepted Forecast and delivered within [***] of notice of termination. In the event Client terminates, Client shall provide Althea a Purchase Order for orders during the notice period at least equal to the amount purchased over the prior [***].

3.3 Payments on Cancellation; Expense Reimbursement:

In the event of a cancellation by Client of the Production activities set forth in the SOW or in the event of termination of this Agreement, except for termination in the event of a material breach by Althea pursuant to Section 3.2(a) (collectively, a “Cancellation”), Client shall reimburse Althea for:

(a) all reasonable wind-down costs, costs of materials and supplies with respect to the Production that were ordered prior to notice of termination and are not cancelable or returnable (after Althea having used commercially reasonable efforts to mitigate), and any reasonable restocking and shipping costs actually incurred by Althea for those materials or supplies that are returnable;

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(b) all work-in-process with respect to the Client Product commenced by Althea; and all completed Client Product (at the Purchase Price).

3.4 Payments on Cancellation/Delay; Short-Notice Fees:

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3.5 Technology Transfer: Upon any termination, expiration, cancellation or abandonment of this Agreement other than by Althea under sections 3.2(a) or 3.2(b), Althea will provide reasonable technology transfer assistance services to Client in connection with the establishment of Client Product manufacturing capabilities at Client’s facility or at one or more contract manufacturers selected by Client. In addition, Althea will provide Client, or its designated contract manufacturer, with copies of the following documentation, to the extent not already provided during the Term: (a) all technical reports and materials for process development activities completed at the time of such transfer that are relevant to and would be required to manufacture the Client Product using the processes as performed by Althea at such time (including but not limited to any recovery steps established, process validation, product identity assays, in-process-control assays, applicable computer software, relevant standard operating procedures, blueprints of facilities, information regarding equipment and the layout thereof, etc.), (b) all regulatory filings relating to the such manufacturing process or the Client Product, (c) all necessary cGMP documentation relating to the manufacturing process for Client Product and required for regulatory filings, and (d) such other information as Client may reasonably request with respect to the transfer of manufacturing capabilities and requirements regarding the Client Product. In the event of (i) termination of this Agreement by Client pursuant to Section 3.2(a), and without limiting the rights granted to Client pursuant to Section 10.2, Althea hereby grants to Client a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully-paid, sublicenseable (through multiple tiers) license under all intellectual property and know-how owned or controlled by Althea that is incorporated into any Production hereunder, and which is necessary in order to make, have made, use, sell, offer for sale, have sold and import the Client Product(s), or (ii) expiration or termination of this Agreement (other than by Client pursuant to Section 3.2(a)), the Parties shall negotiate in good faith regarding Althea granting to Client a perpetual, irrevocable, non-exclusive, worldwide, sublicenseable (through multiple tiers) license under all intellectual property and know-how owned or controlled by Althea that is incorporated into any Production hereunder and which is necessary in order to make, have made, use, sell, offer for sale, have sold and import the Client Product(s). Client will bear all costs incurred in connection with these technology transfer services at prices and under such terms as the parties shall agree in writing.

3.6 Survival: Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall be, except as set forth in to Article 7, without prejudice to any accrued obligation or the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Articles 1, 5, 6 and 9 through 15 inclusive, and Sections 2.10(c), 3.3, 3.5, 3.6 and 4.4 hereof shall survive expiration or termination of this Agreement.

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4. CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE.

4.1 Certificates of Analysis: At Client’s cost and expense, Althea shall test, or cause to be tested by third parties, in accordance with the Specifications, each Batch of Client Product Produced pursuant to this Agreement before delivery to Client. The Certificate of Analysis for each Batch delivered shall be included with the Released Executed Batch Record and shall set forth the items tested, Specifications, and test results. Althea shall also indicate on the final page of the Released Executed Batch Record that all batch Production and control records have been reviewed and approved by the appropriate quality control unit of Althea. Althea shall send, or cause to be sent, such certificates to Client prior to the shipment of Client Product (unless Client Product is shipped under quarantine pursuant to a separate written agreement between the parties). Client shall be responsible for the final release of each Batch of Client Product.

4.2 Manufacturing Compliance: Althea shall advise Client immediately if an authorized agent of any Regulatory Authority visits the Facility and makes an inquiry regarding Althea’s Production of Client Product.

4.3 Audits: Client, at mutually agreed times during normal business hours, shall have the right to inspect, once per calendar year for not more than two days, Althea Batch records and the portions of the Facility used for Production of Client Product. If the parties agree to audits more than one time in a calendar year or for more than two days, Client agrees to reimburse Althea for Althea’s reasonable expenses incurred in hosting the additional audit day(s). All audited data will be treated as Confidential Information of Althea, and Client shall not be permitted to remove or copy data without Althea’s prior consent.

4.4 Regulatory Compliance: Unless otherwise stated, Althea is responsible for compliance with all Federal, State and local laws and regulations (“Regulations”) as they apply generally to the Facility or generally to its production of pharmaceutical products. Althea shall be solely responsible for all contact with Regulatory Authorities with respect thereto, provided that Althea shall give Client a reasonable opportunity, where feasible, to comment on any correspondence with Regulatory Authorities which would reasonably be expected to have a material impact on Production of Client Product. Client shall be responsible for compliance with all Regulations as they apply to all other aspects of the Production, including the Client-Supplied Components, specific approval to manufacture Client Product at the Facility and the use, Labeling and sale of Client Product, which responsibility shall include, without limitation, all contact with Regulatory Authorities regarding the foregoing. Althea shall use its commercially reasonable efforts to assist Client in obtaining necessary regulatory approvals in accordance with the rates for Regulatory Support as set forth in the SOW.

5. ACCEPTANCE OF CLIENT PRODUCT.

5.1 Acceptance and Non-Conforming Client Product: Within [***] from the date of completion of Althea’s testing and release of each Batch of Client Product, Althea shall promptly forward to Client, or Client’s designee, copies of the Released Executed Batch Record any other release documents associated with the manufacture of such Batch as set forth in the SOW or Quality Agreement. Within [***] after receipt by Client of such documentation, Client or its designee may perform a review of such Released Executed Batch Record and other documents associated with the manufacture of such Batch delivered hereunder and perform such other testing, inspection and review as Client deems necessary and appropriate, to confirm whether Client Product conforms to the quantity ordered, Althea’s product warranty in Section 11.2(a), and shall notify Althea in writing of Client’s acceptance or rejection of such Client Product. Any such Client Product rejected hereunder, shall be referred to as “Rejected Product.” The parties may mutually agree in writing to multiple release cycles requiring more than one Released Executed Batch Record with respect to certain Purchase Orders issued under this Agreement, and the procedures contemplated hereunder will apply to each such Released Executed Batch Record.

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(a) If Client provides written acceptance of such Batch or does not notify Althea within the above time period that any Batch of Client Product does not conform to the product warranties of section 11.2(a) (“non-conforming” or “defect(ive)”), then Client shall be deemed to have accepted the Client Product and waived its right to revoke acceptance, provided that Client may revoke its acceptance with respect to any amount of Client Product that is non-conforming and such non-conformity complies with all of the following (i) it existed at the time of shipment by Althea under section 2.7 (ii) was not reasonably discoverable at the time of delivery of the Released Executed Batch Record to Client by reasonable testing, inspection and review of Client Product and release documents by Client, (iii) was caused by Althea’s negligence or, Althea’s breach of 11.2(a) or was caused by a defect or non-conformity in any Althea-Supplied Component, and (iv) Client gives notice thereof to Althea within [***] of Client first learning of such non-conformity or defect, and prior to the expiration date of the Batch, but in no event later than [***] from such time of shipment by Althea (a “Limited Latent Defect”). Nothing in this Section 5 will be construed in any way to limit Client’s indemnification rights under Section 13.2.

(b) With respect to Rejected Product Client shall notify Althea by telephone, including a detailed explanation of the non-conformity, and shall confirm such notice in writing via overnight delivery to Althea. Upon receipt of such notice, Althea will investigate such alleged non-conformity, and (i) if Althea agrees such Client Product is non-conforming, deliver to Client a corrective action plan within [***] after receipt of Client’s written notice of non-conformity, or such additional time, if mutually agreed by the Parties, as is reasonably required (e.g. if such investigation or plan requires data from sources other than Client or Althea), or (ii) if Althea disagrees with Client’s determination that the Batch of Client Product is non-conforming, Althea shall so notify Client by telephone within such [***] period and confirm such notice in writing by overnight delivery.

(c) Althea will cooperate fully with any subsequent investigation Client may conduct and will engage in good faith discussions with Client to determine the cause of the non-conformity. If the parties dispute whether Client Product is conforming or non-conforming, samples of the Batch of Client Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the parties. Client and Althea shall share equally the costs of such laboratory or consultant, except as set forth in section 5.2.

(d) Client will return any Rejected Product received by Client that is agreed by the parties or determined by the laboratory to be defective to Althea at Althea’s expense or, at Althea’s request, will destroy any such product at Althea’s expense and certify to Althea that such destruction is complete.

(e) Manufacturing deviations and investigations which occur during Production of Client Product and which do not cause the Production to be non-compliant with cGMP, shall not be deemed to cause Client Product to be non-conforming. Althea shall not be liable for any non-conformity arising from defective, contaminated or non-conforming Client-Supplied Components.

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5.2 Exclusive Remedies for Non-Conforming Product: In the event Althea agrees, or the independent laboratory determines, that the Batch of Rejected Product is non-conforming as a result of the negligence of Althea, then Althea, at Client’s option, shall either (a) at Althea’s expense, and subject to Client, at Client’s expense supplying the replacement Bulk Compound and any other Client-Supplied Components (subject to section 5.3), replace such non-conforming Client Product within [***] from receipt of replacement Bulk Compound from Client, or (b) (i) cancel the invoice and refund or credit any prepayment amounts for Rejected Product or (ii) for Limited Latent Defects, refund or credit (at Client’s option) all amounts paid by Client with respect to such non-conforming Client Product and comply with Section 5.3 below and (c) for Rejected Product count the non-conforming Batches towards Client’s obligations under the applicable Firm Commitment. In such event Althea shall also reimburse Client for any independent laboratory fees paid by Client under section 5.1(c). In the event such Client Product is determined by the independent laboratory to be conforming, or to be non-conforming other than due to the negligence of or breach of this Agreement by Althea, then Client shall reimburse Althea for Althea’s portion of such laboratory’s fees.

For clarity and by way of example, if Client Product is non-conforming due to non-conforming Bulk Compound or other Client-Supplied Components or other matters within the responsibilities of Client, then Client will not be entitled to the foregoing remedies to the extent attributable thereto. In the case of replacement Client Product, the due date for the final invoice issued at completion of Production of said non-conforming Batch of Client Product will be extended until the date at which replacement Client Product is released and determined to be conforming by Althea and Client and all such replacement Client Product shall be subject to all rights and remedies of Client hereunder the same as of such Client Product was being submitted to Client for the first time.

5.3 Lost Bulk Compound and Client Supplied Components: In the case where Client Product is non-conforming or Bulk Compound is damaged, lost or otherwise rendered unusable, in either case due to the act, error or omission of Althea, then (a) Althea shall file a claim under its Professional Liability policy for such Bulk Compound (“Lost Bulk Compound”). Client shall be entitled to reimbursement by Althea up to the amount of any insurance proceeds received under such policy to cover the value of any Lost Bulk Compound. For clarity, Client is responsible for losses of Bulk Compound not caused by the act, error or omission of Althea or in excess of such proceeds and for maintaining its own insurance, including property insurance, in amounts adequate to cover such losses (b) Althea shall reimburse Client for replacement of other Client Supplied Components lost, damaged or otherwise rendered unusable due to the negligence of, or breach of this Agreement by, Althea.

6. CLIENT PRODUCT RECALLS.

In the event Client shall be required to recall any Client Product because such Client Product may violate local, state or federal laws or regulations, or the laws or regulations of any applicable foreign government or agency, or does not conform to the Specifications, or in the event that Client elects to institute a voluntary recall, withdrawal, field alert or similar action (collectively a “Recall”), Client shall be responsible for coordinating such Recall. Client promptly shall notify Althea if any Client Product is the subject of a Recall and provide Althea with a copy of all documents relating to such Recall. Althea shall reasonably cooperate with Client in connection with any Recall, at Client’s expense. Client shall be responsible for all of the costs and expenses of such Recall, provided that Althea shall reimburse Client for the reasonable, documented, out-of-pocket costs of such Recall(s) to the extent caused by a Limited Latent Defect, subject to section 12.1(b).

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7. FORCE MAJEURE; YIELD

7.1 Failure of either party to perform under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any order or regulation of any government entity, or by any cause beyond the reasonable control of the affected party, whether or not foreseeable, provided that written notice of such event is promptly given to the other party. In the case of a force majeure event, Althea shall use commercially reasonable efforts to assist Client to arrange for the Production of Client Product through subcontracting (subject to Section 2.14) or other means as appropriate to provide Client Product. The responsibility for any differential in the cost for such Production will be mutually agreed upon by the parties. However, if Althea is unable to provide a solution for the Production of Client Product within days of such event, Client may terminate this Agreement as specified in Section 3.2(c) without payment of any Cancellation Fee otherwise due.

7.2 Yields: [***].

8. CHANGES IN PRODUCTION.

8.1 Changes to Master Batch Records and SOW: Each party agrees to notify the other promptly of any regulatory or other requested changes to the SOW, including the Client Product, Production, Specifications or the MBR. Upon such notification, Althea shall provide an estimate of any additional fees and costs required and a time line for implementation. No change(s) to any of the foregoing shall be effective or binding unless reduced to writing and signed by both parties.

8.2 Product-Specific Changes: If Facility, equipment, process or system changes are required of Althea as a result of requirements set forth by the FDA or any Regulation, and such regulatory changes apply only to the Production and supply of one or more Client Products, then Client and Althea will review such requirements and agree in writing to the changes, and Client shall bear the reasonable costs thereof.

8.3 General Changes: If such regulatory changes apply generally to the Client Product as well as to other products produced by Althea for itself or for third parties, then Client shall pay a pro rata amount of the reasonable cost of such regulatory changes based upon the proportion of time that the Facility is dedicated to the Production of Client Product relative to the production of such other products.

8.4 Unused Materials In the event of changes requested by Client or to comply with any regulatory requirement, Client shall reimburse Althea for any Althea-Supplied Components that cannot reasonably be used by Althea or returned for credit.

9. CONFIDENTIALITY.

9.1 Confidentiality. For purposes of this Agreement “Confidential Information” means all information provided by or on behalf of one party (the “Disclosing Party”) to the other party in connection with this Agreement including, without limitation, all data, inventions and information developed in or as a result of the performance of this Agreement, whether in oral, written, graphic or electronic form. Without limiting the generality of the foregoing, all Inventions and Intellectual Property of either party shall be deemed the “Confidential Information” of such party. Notwithstanding anything to the contrary, all Client Product specific information, including without limitation the Master Batch Record, Released Executed Batch Record and Specifications, shall be

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deemed the “Confidential Information” of Client. Each party agrees, with respect to any Confidential Information disclosed to such party (the “Receiving Party”) by the Disclosing Party hereunder: (a) to use such Confidential Information only for the purposes set forth in this Agreement; (b) to receive, maintain and hold the Confidential Information in strict confidence and to use the same methods and degree of care (but at least reasonable care) to prevent disclosure of such Confidential Information as it uses to prevent disclosure of its own proprietary and Confidential Information and to protect against its dissemination to unauthorized parties; (c) not to disclose, or authorize or permit the disclosure of any Confidential Information to any third party without the prior written consent of the Disclosing Party; (d) to only disclose Confidential Information to employees, agents and consultants of the Receiving Party who have a need to know such information in connection with the Receiving Party’s performance under this Agreement and who are bound by a duty of confidentiality and non-use as least as protective as the terms of this Agreement prior to disclosure; and (e) to return or destroy any Confidential Information to the Disclosing Party at the request of the Disclosing Party and/or upon termination/expiration of this Agreement and to retain no copies or reproductions thereof, except that the Receiving Party may retain a single archival copy of the Confidential Information for the sole purpose of determining the scope of obligations incurred under this Agreement.

9.2 Limitations. The Receiving Party shall not be obligated to treat information as Confidential Information of the Disclosing Party if the Receiving Party can show by competent written evidence that such information: (a) was already known to the Receiving Party without any obligations of confidentiality prior to receipt from the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of any obligation of confidentiality; (d) was disclosed to the Receiving Party, by a third party who had no obligation direct or indirect, to Disclosing Party with respect to confidentiality or non-use; or (e) was independently discovered or developed by the Receiving Party without the use of or reference to the Disclosing Party’s Confidential Information.

9.3 Authorized Disclosure. Notwithstanding Section 9.1, the Receiving Party may disclose Confidential Information, without violating its obligations under Article 9, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction; provided, however, that the Receiving Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and makes a reasonable effort to assist the Disclosing Party at Disclosing Party’s expense in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued. The Receiving Party will limit access to the Confidential Information of the Disclosing Party to only those of the Receiving Party’s employees or authorized representatives having a need to know and who are bound by obligations of confidentiality and non-use consistent with those set forth herein. Notwithstanding the foregoing, Althea shall be permitted to disclose Client Product information to third party developmental and analytical service providers who have a need to know such information in connection with performance of its obligations hereunder, provided such providers shall be subject to confidentiality agreements consistent with this Article 9.

9.4 Injunctive Relief. The parties expressly acknowledge and agree that any breach or threatened breach of this Article 9 may cause immediate and irreparable harm to the Disclosing Party which may not be adequately compensated by damages. Each party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the Disclosing Party shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

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9.5 Public Announcements. All publicity, press releases and other announcements relating to this Agreement shall be reviewed in advance by, and subject to the approval of, both parties (which approval shall not be unreasonably withheld); provided, however, that either party may (a) disclose the terms of this Agreement insofar as required to comply with applicable securities laws, provided that in the case of such disclosures the party proposing to make such disclosure notifies the other party reasonably in advance of such disclosure and cooperates to minimize the scope and content of such disclosure, and (b) disclose the terms of this Agreement to such party’s investors, professional advisors or potential investors, acquirers, or merger candidates who are bound by obligations of confidentiality and non-use consistent with those set forth herein. The failure of a party to respond in writing to a publication proposal from the other party within five working days of such party’s receipt of such publication shall be deemed as such party’s approval of such publication as received by such party. Each party agrees that it shall cooperate fully and in a timely manner with the other with respect to any disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure.

9.6 Duration of Confidentiality: All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire [***]; provided, however, that Confidential Information which [***], subject to the limitations set forth in Sections 9.2 and 9.3.

10. INVENTIONS.

10.1 Existing Intellectual Property; Client’s Intellectual Property: Except as the parties may otherwise expressly agree in writing, each party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other Intellectual Property, as well as the foregoing developed or acquired by such party outside of this Agreement, without conferring any interests therein on the other party. Without limiting the generality of the preceding sentence, Client shall retain all right, title and interest, including, without limitation, all Intellectual Property, arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to all Client Product, Labeling and trademarks associated therewith and any Inventions which are conceived, reduced to practice, or created by or on behalf of a party or jointly by or on behalf of the parties in the course of performing its obligations under this Agreement which Inventions (a) arise or are derived from Client’s Confidential Information, and/or the use or access thereof, or (b) are specific to Client Product or Bulk Compound (collectively, “Client’s Intellectual Property”). Neither Althea nor any third party shall acquire any right, title or interest in Client’s Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein, provided, that Althea shall have a non-exclusive, non-transferable, non-sublicenseable, non-assignable royalty-free license, during the Term, to use any and all Client’s Intellectual Property that Client has provided to Althea solely for the purpose of performing its obligations under this Agreement. All Client’s Intellectual Property shall be considered the Confidential Information of Client.

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10.2 Althea Owned Inventions: All Inventions which are conceived, reduced to practice, or created solely by Althea or its agents in the course of performing its obligations under this Agreement which are both (i) generally applicable to the manufacture of pharmaceutical products, and (ii) not Client’s Intellectual Property, shall be solely owned and subject to use and exploitation by Althea (“Althea Inventions”), provided that, Althea hereby grants to Client a fully-paid, royalty-free, non-exclusive, fully transferrable, fully sublicenseable (through multiple tiers), perpetual, irrevocable, worldwide license under the Althea Inventions and all Intellectual Property rights therein, to develop, make, have made, use, sell, offer for sale and import the Client Product(s), that would otherwise infringe the rights in such Althea Inventions absent such license grant to Client.

10.3 Other Inventions: All Inventions which are conceived, reduced to practice, or created jointly by the parties and/or their respective agents in the course of the performance of this Agreement and which are not Client’s Intellectual Property, shall be owned by Client (“Other Inventions”), provided that Client hereby grants Althea a non-exclusive, non-royalty bearing, worldwide, fully paid up license in all fields to such Other Inventions, including the right to sublicense. In the event Client abandons or declines prosecution of any Other Invention patent, or separately patentable claim set(s) thereof, in any jurisdiction, Client shall notify Althea, and upon Althea’s written request, assign all of its rights, title and interest in and to such Other Invention patent or claim set(s) applicable to such abandoned/declined jurisdictions to Althea.

10.4 Disclaimer: Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either party to the other of any right, title, license or other interest of any kind in any of its Inventions or other Intellectual Property, (ii) creating an obligation on the part of either party to make any such grant, transfer or other conveyance or (iii) requiring either party to participate with the other party in any cooperative development program or project of any kind or to continue with any such program or project.

10.5 Rights in Inventions: The party owning any Invention shall have the world wide right to control the drafting, filing, prosecution and maintenance of patents covering the Inventions including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each party will cooperate with the other party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

10.6 Confidentiality of Inventions: Inventions shall be and any disclosure of information by one party to the other under the provisions of this Article 10 shall be subject to the provisions of Article 9. It shall be the responsibility of the party preparing a patent application to obtain the written permission of the other party to use or disclose the other party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application, such permission not to be unreasonably withheld or delayed.

11. REPRESENTATIONS AND WARRANTIES.

11.1 Mutual Representations: Each party hereby represents and warrants to the other party that (a) such party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation, (b) such party has taken all corporate action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement, (c) this Agreement will constitute the legal, valid and binding obligation of such party, and (d) neither the execution of this Agreement nor the performance of such party’s obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.

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11.2 Althea Warranty:

(a) Product Warranty: Althea represents and warrants that Client Product shall be Produced in accordance with Specifications and cGMP and shall not have become adulterated or misbranded due to the negligence of Althea or Althea’s failure to comply with the terms of this Agreement.

(b) Althea warrants and covenants that has no knowledge of any patents or other Intellectual Property that would be infringed or misappropriated by Althea’s Production of Client Product hereunder.

(c) Althea warrants and covenants that it will not use any employee or consultant that has been debarred by a regulatory authority, excluded from a federal health care program, or convicted of or pled nolo contendere to any felony or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, or, to the best of its knowledge, is the subject of debarment proceedings by a regulatory authority.

(d) Althea warrants and covenants that it will not enter into any agreement or arrangement with any other entity that would prevent or in any way interfere with Althea’s ability to perform its obligations hereunder (other than resource allocation and scheduling issues inherent in its business).

(e) Althea represents and warrants that it has obtained (or will obtain prior to Producing Client Product), and will remain in compliance with during the Term, all permits, licenses and other authorizations which are required under federal, state and local laws, rules and regulations generally applicable to its operations and the Facility; provided, however, Althea shall have no obligation to obtain permits specific to the manufacture of Client Product or relating to the sale, marketing, distribution or use of Bulk Compound or Client Product or with respect to the Labeling of Client Product.

(f) Althea makes no representation or warranty with respect to the sale, marketing, Labeling, distribution or use of the Bulk Compound or, except as expressly set forth in this Section 11.2, the Client Product.

11.3 Client Warranties: Client represents and warrants that (a) it has the right to give Althea any Client-Supplied Components and information provided by Client hereunder, and that Althea has the right to use such components and information for the Production of Client Product, and (b) Client has no knowledge of any patents or other Intellectual Property that would be infringed or misappropriated by Althea’s Production of Client Product or performance of any other of its obligations under this Agreement, and (c) further warrants that the Bulk Compound and other Client-Supplied Components provided to Althea hereunder conform to the applicable Specifications at the time of delivery to Althea.

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11.4 Disclaimer of Warranties: Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, Althea makes no representation or warranty relating to the stability, efficacy, safety, or toxicity of any Client Product, except that such Client Product meets the warranty in Section 11.2(a).

12. LIMITATION OF LIABILITY AND WAIVER OF PROPERTY CLAIMS.

12.1 Limitation of Liability: (a) Client’s sole and exclusive remedy for Althea’s delivery of “non-conforming” or “defective” Client Product contemplated by 5.1(a) or breach of the warranty set forth in Section 11.2(a) is limited to those remedies set forth in Article 5 and 6 and, if applicable, Section 7.2, provided that the foregoing shall not limit Althea’s indemnification obligations hereunder. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS, BREACH OF ARTICLE 9, OR INFRINGEMENT OR MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE OR PROFITS OR OTHER INDIRECT, COLLATERAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES, COST OF COVER, LOSSES, OR EXPENSES, IN CONNECTION WITH, OR BY REASON OF THE PRODUCTION AND DELIVERY OF CLIENT PRODUCT UNDER THIS AGREEMENT WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT. IN NO EVENT WILL ALTHEA BE RESPONSIBLE FOR REPLACING ANY COMPONENTS OR MATERIALS SUPPLIED BY CLIENT EXCEPT AS SET FORTH IN PARAGRAPH 5.3.

(b) EXCEPT WITH RESPECT TO A PARTY’S INDMENIFICATION OBLIGATIONS, BREACH OF ARTICLE 9, OR INFRINGEMENT OR MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY COSTS OF RECALL(S) [***]. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.2 Waiver of Property Claims: All Althea Supplied Components and equipment used by Althea in the Production of Client Product (collectively, “Althea Property”) shall at all times remain the property of Althea and Althea assumes risk of loss for such property until delivery of Client Product to a common carrier as specified under Section 2.7 or when risk of loss otherwise shifts to Client. Althea hereby waives any and all rights of recovery against Client and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to Althea Property. Except as set forth in section 5.3, Client assumes all risk of loss at all times for all Client Supplied Components and Client equipment. Client assumes risk of loss for all Client Product upon delivery to a common carrier as specified under Section 2.7 or when risk of loss otherwise shifts to Client pursuant to the Agreement.

13. INDEMNIFICATION.

13.1 Client Indemnification: Client hereby agrees to save, defend, indemnify and hold harmless Althea and its Affiliates and their respective officers, directors, employees, contractors, consultants and agents (each, an “Althea Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees (“Losses”), to which any Althea Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party including, without limitation, property damage, death or personal injury of third parties (a “Claim”) against an Althea Indemnitee to the extent arising or resulting from

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(a) Client’s storage, disposal, promotion, labeling, marketing, distribution, forward processing, use or sale of Client Product or Client-Supplied Components, (b) Client’s negligence or willful misconduct, (c) any claim that the use, sale, marketing or distribution of Bulk Compound or Client Product by Client, or the Production of Client Product by Althea with respect to, and in accordance with the Specifications or any manufacturing procedures or written instructions provided by Client, violates the patent, trademark, copyright or other proprietary rights of any third party or (d) Client’s employees or contractors, including with limitation any personal injury/workman’s compensation, employment- or benefit-related claims, except to the extent any such Loss(es) are caused by the gross negligence or willful misconduct of the Althea Indemnitees or within any matters indemnified by Althea in Section 13.2.

13.2 Althea Indemnification: Althea hereby agrees to save, defend, indemnify and hold harmless Client and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (each, a “Client Indemnitee”) from and against any and all Losses to which any Company Indemnitee may become subject as a result of any Claim to the extent arising or resulting from (a) defects in Client Product caused by Althea’s negligence or willful misconduct or material breach of this Agreement, (b) Althea’s storage, disposal, labeling, use, sale, marketing, forward processing, or distribution of Althea Supplied Components, (c) an Althea Indemnitee’s negligence or willful misconduct or (d) Althea’s employees or contractors, including with limitation any personal injury/workman’s compensation, employment- or benefit-related claims, except to the extent any such Loss(es) are caused by the gross negligence or willful misconduct of the Client or within any matters indemnified by Client in Section 13.1.

13.3 Indemnitee Obligations: A party that makes a claim for indemnification under this Article 13 shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which such party, intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The indemnified party shall permit the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the indemnified party agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the indemnified party’s rights hereunder, or impose any obligations on the indemnified party in addition to customary mutual general release terms, without indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The indemnified party shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 13. The indemnified party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

14. INSURANCE.

14.1 Client Insurance: Client shall procure and maintain, from the Effective Date through the date that is one year after the expiration date of all Client Product Produced under this Agreement, commercial general liability insurance, including without limitation, Product Liability coverage (the “Client Insurance”). The Client Insurance shall cover amounts not less than $[***] combined single limit and shall be with an insurance carrier reasonably acceptable to Althea. [***] and Client promptly shall deliver a certificate of Client Insurance and endorsement of additional insured to Althea evidencing such coverage.

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14.2 Althea Insurance: Althea shall procure and maintain, from the Effective Date through the date that is one year after the expiration date of all Client Product Produced under this Agreement, Commercial General Liability Insurance, including without limitation, Products and Professional Liability coverage (the “Althea Insurance”). The Althea Insurance shall cover amounts not less than $[***] combined single limit and shall be with an insurance carrier reasonably acceptable to Client. Client shall be named as an additional insured on the Althea Insurance and Althea shall promptly deliver a certificate of Althea Insurance and endorsement of additional insured to Client evidencing such coverage. For clarity, in the event an SOW provides for, or Client requests, the Production and/or storage of Client Product and/or Client-Supplied Components whose aggregate value exceeds this coverage amount, additional insurance may be required at Client’s expense.

14.3 Waiver of Subrogation: Each party hereby waives and shall cause its insurers to waive any and all rights of recovery against the other party and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage that is covered by insurance whether or not such insurance is described in this Agreement, or should have been covered by insurance described in this Agreement, but for the waiving party’s failure to procure or maintain it.

15. GENERAL PROVISIONS.

15.1 Notices: Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the actual delivery thereof at the address designated in accordance with this paragraph.

If to Client:	Avedro, Inc.
230 Third Ave.
Waltham, MA 02451
Attn: Evan Sherr

Telephone: 781-768-3405
Facsimile: 781-768-3401

If to Althea:	Ajinomoto Althea Inc.
11040 Roselle Street
San Diego, CA 92121
Attn: Chief Financial Officer

Telephone: (858) 882-0123
Facsimile: (858) 882-0133

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15.2 Entire Agreement; Amendment: The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof including without limitation the Commercial Supply Agreement between the parties dated as of 15 August, 2011. No modification of any of the terms of this Agreement, or of any attachments or Appendices, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

15.3 Waiver: None of the provisions of this Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of both parties. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.

15.4 Assignment: This Agreement may not be assigned or transferred by either party including by operation of law without the prior written consent of the other, which consent will not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement including by operation of law without the other party’s consent to an Affiliate or in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, provided that if such assignment is to an Affiliate, the assigning party shall be jointly responsible for Affiliate’s obligations hereunder. Any attempted assignment of this Agreement not in compliance with this Section 15.4 shall be null and void. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each party signatory hereto, its successors and permitted assigns, subsidiaries and Affiliates.

15.5 Taxes: Client shall bear the cost of all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the Production or sale of Client Product pursuant to this Agreement or the sale or distribution of Client Product by Client (or at Client’s sole expense, defend against the imposition of such taxes and expenses). Althea shall notify Client of any such taxes that any governmental authority is seeking to collect from Althea, and Client may assume the defense thereof in Althea’s name, if necessary, and Althea agrees to fully cooperate in such defense to the extent of the capacity of Althea, at Client’s expense. Althea shall pay all national, state, municipal or other taxes on the income resulting from the sale by Althea of the Client Product to Client under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.

15.6 Independent Contractor: Althea shall act as an independent contractor for Client in providing the services required hereunder and neither party shall be considered an agent or employer of, or joint venturer with, the other party or its employees.

15.7 Governing Law; Limitations: Any action brought related to this Agreement or the activities contemplated hereunder shall be governed in all respects by the laws of the State of New York, without regard to the principles of conflicts of laws. The federal and state courts located in New York, shall have personal jurisdiction over the parties hereto in all such actions, and the exclusive venue for any such action brought by either party against the other party will be the federal or state courts located in New York. All suits or other actions for breach or default under this Agreement or any matter arising out of the contemplated activities shall be brought within one year after the cause of action accrued or shall be deemed waived.

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15.8 Dispute Resolution: Prior to initiating any court, administrative or other action on a claim, dispute, demand or assertion related to this Agreement or the services hereunder (collectively, a “Claim”), the claimant shall give notice to the other party, detailing the nature of the Claim and the facts relevant thereto and the parties shall in good faith attempt to resolve such Claim. No court, administrative or other action shall be initiated until the parties have exhausted good faith settlement attempts by first, direct negotiation and second, mediation by a mutually-agreeable professional mediator under the appropriate Mediation Procedures of the American Arbitration Association. The site of the mediation shall be San Diego, California. The costs of mediation shall be borne equally by the parties.

15.9 Attorney’s Fees: The successful party in any litigation or other dispute resolution proceeding to enforce the terms and conditions of this Agreement shall be entitled to recover from the other party reasonable attorney’s fees and related costs involved in connection with such litigation or dispute resolution proceeding.

15.10 Severability: In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date above.

AVEDRO, INC.		AJINOMOTO ALTHEA, INC.

By:	/s/ David Muller	By:	/s/ Martha J. Demski
Name:	David Muller	Name:	Martha J. Demski
Title:	CEO	Title:	SVP and CFO

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APPENDIX A

STATEMENT(S) OF WORK

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[***] = CONFIDENTIAL TREATMENT REQUESTED

APPENDIX B

CLIENT PRODUCT

[***]

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[***] = TWENTY-SIX (26) PAGES OF CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT 10.20, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

[***]